April 7, 2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

To Whom It May Concern:

We have read the statements included in the Form 8-K dated April 3, 2008, of Global Matrechs, Inc., (SEC File No. 000-29204) filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our resignation as principal independent accountant. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of another CPA.

Sincerely,

Mantyla McReynolds LLC

Mantyla McReynolds, LLC